Exhibit 10.19

Summary English Translation of General Agreement on Forward Purchase and Sale of Foreign Exchange dated January 8, 2010

Party A: Agricultural Bank of China Shanghai Xuhui Sub-branch

Party B: Shanghai SIM-BCD Semiconductor Manufacturing Co., Ltd.

1. Party B shall deposit a margin equivalent to 3% of the contract price. Party A may, in its sole discretion, adjust the percentage of and method for collecting the margin based on Party B’s credit line and financial standing. Party A may issue margin calls if Party B’s loss reaches 80% of its margin. If Party B does not meet the margin call in time, Party A has the right to close its position.

2. If Party B cannot close any transaction on time for any special reasons, Party B may apply to Party A for an extension. The extension may be granted for unlimited times but the aggregate length of such extensions shall not be more than one year.

3. When an extension is granted, Party A and Party B may discuss whether they shall enter into a new transaction contract at the market price or original price; in either case an evaluation shall be made to the original contract and, (i) if there is a loss, Party B shall make up the loss before the contract can be renewed; and (ii) if there is a profit, Party A shall determine the percentage of profit to be distributed.

4. If this Agreement cannot be performed under any of the following circumstances, Party A shall close the transaction at the then market price:

1) Party B fails to provide all valid vouchers or valid commercial papers upon closing;

2) Party B fails to close the transaction;

3) The amount of foreign exchange actually settled upon closing is less than the original amount for which Party B applies when entering into the forward transaction.

In the case of 3) above, Part A shall also close the transaction with respect to the difference between the actually settled amount and the originally applied amount. Party B shall bear the full loss, if any, resulted from such closing but, to the extent there is any resulted profit, both parties shall discuss how such profit should be allocated.

5. With Party A’s consent, Party B may conduct an early closing but shall compensate any losses Party A may incur as a result of such early closing.

6. The term of this Agreement is one year from the effective date (“Term”). Any outstanding transaction at the end of the Term (including any extension) remains bound by this Agreement. If neither party sends a written notice of termination to the other party one month prior to the expiration of the Term, this Agreement shall be automatically extended for another Term.

Date: January 8, 2010